EXHIBIT No. 1


================================================================================

                              AMENDED AND RESTATED
                             SHAREHOLDERS AGREEMENT



                                      among



                                QDI Merger Corp.



                                       and


                            EACH OF THE SHAREHOLDERS
                       NAMED ON THE SIGNATURE PAGES HERETO


                          Dated as of February 3, 2005


================================================================================

                                TABLE OF CONTENTS

                                                                                           Page
                                                                                           ----
ARTICLE I  CERTAIN DEFINITIONS ..........................................................    1


ARTICLE II  PRE-MERGER MATTERS ..........................................................    9
         SECTION 2.1.  Joint Filing of Schedule 13D .....................................    9
         SECTION 2.2.  Actions with Respect to Merger Corp. .............................    9
         SECTION 2.3.  Permission to Disclose; Publicity ................................    9
         SECTION 2.4.  Ownership of Stock ...............................................    9
         SECTION 2.5.  Waiver of Appraisal Rights .......................................    9


ARTICLE III  ORGANIZATIONAL MATTERS .....................................................   10
         SECTION 3.1.  Joinder  of QDI ..................................................   10
         SECTION 3.2.  Organizational Documents; Directors; Equity Plan .................   10
         SECTION 3.3.  Further Assurances ...............................................   10


ARTICLE IV  SIGNIFICANT BUSINESS DECISIONS ..............................................   10
         SECTION 4.1.  Issuance of Capital Stock ........................................   10
         SECTION 4.2.  Merger Transaction ...............................................   11
         SECTION 4.3.  Access to Information ............................................   11
         SECTION 4.4.  Determination of Common Stock Value ..............................   11


ARTICLE V  TRANSFERS OF SHARES ..........................................................   11
         SECTION 5.1.  Restrictions on Transfers and New Share Issuances ................   11
         SECTION 5.2.  Permitted Transfers ..............................................   12
         SECTION 5.3.  Tag Along Right ..................................................   13
         SECTION 5.4.  Drag Along Right .................................................   14
         SECTION 5.5.  Company Call Right ...............................................   14
         SECTION 5.6.  Shareholder Put Right ............................................   16
         SECTION 5.8.  Legend on Certificates ...........................................   18


ARTICLE VI  ADDITIONAL AGREEMENTS .......................................................   18
         SECTION 6.1.  Access to Financial Statements ...................................   18
         SECTION 6.2.  Preemptive Rights ................................................   19


ARTICLE VII  MISCELLANEOUS ..............................................................   19

                                                                                           Page
                                                                                           ----
         SECTION 7.1.  Amendment of Agreement; Termination ..............................   19
         SECTION 7.2.  Action by Shareholders ...........................................   20
         SECTION 7.3.  Notices ..........................................................   20
         SECTION 7.4.  Binding Effect ...................................................   21
         SECTION 7.5.  Entire Agreement; Assignment .....................................   21
         SECTION 7.6.  Counterparts .....................................................   22
         SECTION 7.7.  Headings .........................................................   22
         SECTION 7.8.  Bylaws ...........................................................   22
         SECTION 7.9.  Governing Law; Consent to Jurisdiction and Service of Process ....   22
         SECTION 7.10. Injunctive Relief ................................................   22
         SECTION 7.11. Severability .....................................................   22
         SECTION 7.12. Recapitalization, etc. ...........................................   23

Annex A           Founding Shareholder Ownership Table

                              AMENDED AND RESTATED

                             SHAREHOLDERS AGREEMENT


                  This Amended and Restated Shareholders Agreement (this "Agreement") is made as of the 3rd day of February, 2005 by and among QDI MERGER CORP., an Indiana corporation ("Merger Corp."), and each shareholder of Quality Dining, Inc., an Indiana corporation ("QDI"), who is originally, or who hereafter becomes, a party hereto.


                                  WITNESSETH:

                  WHEREAS, the original individual signatories to this Agreement (other than William R. Schonsheck) entered into a Shareholders Agreement, dated as of June 15, 2004 (the "Original Shareholders Agreement"), and have organized Merger Corp. for purposes of acquiring all the issued and outstanding common stock of QDI not already owned by them;

                  WHEREAS, pursuant to the Agreement and Plan of Merger, dated as of November 9, 2004, by and among QDI and Merger Corp. (as the same may be amended from time to time, the "Merger Agreement"), Merger Corp. will, subject to the terms and conditions contained therein, be merged with and into QDI with QDI as the surviving corporation (the "Merger"); and

                  WHEREAS, the parties hereto desire to amend and restate the Original Shareholders Agreement to add Mr. Schonsheck and to facilitate the Merger, restrict the sale, assignment, transfer, encumbrance or other disposition of their shares of common stock of the Company following the Merger, and to provide for certain rights and obligations with respect thereto as hereinafter provided;

                  NOW THEREFORE, in consideration of the premises and the mutual agreements, covenants and provisions contained herein, and other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:


                                    ARTICLE I

                               CERTAIN DEFINITIONS

                  The following terms shall have the definitions set forth below:

                  "Acceptance Notice" has the meaning set forth Section 5.2(a)(i) hereof.

                  "Affiliate" means, with respect to any specified Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

                  "Agreement" has the meaning set forth in the preamble of this Agreement.

                  "Board" means the Board of Directors of the Company.

                  "Business Day" means any day (other than a day which is a Saturday, Sunday or legal holiday in the State of Indiana) on which banks are open for business in the State of Indiana.

                  "Buy-Out Note" means an unsecured promissory note of the Company which shall:

                  (i) have a stated maturity of five (5) years from the Original Issue Date;

                  (ii) accrue interest at a fixed rate per annum equal to the prime rate (as reported in The Wall Street Journal on the Original Issue Date) minus one percent (1%);

                  (iii) be prepayable at the option of the Company at any time, in whole or in part, at its principal amount plus any accrued and unpaid interest; and

                  (iv) require the Company to repay the original outstanding principal amount thereof in five equal annual installments (plus accrued and unpaid interest thereon) on each anniversary of its Original Issue Date; provided that if a Buy-Out Note is issued to pay all or a portion of the purchase price for Put Shares purchased by the Company pursuant to the exercise of a Put Right, the outstanding principal amount of such Buy-Out Note shall automatically be adjusted on each anniversary of its Original Issue Date (each, a "Principal Adjustment Date"), with such adjustment to be effective as of such Principal Adjustment Date and to remain in effect until the next Principal Adjustment Date, to an amount equal to ((OPA/PCSV) x LCSV) - P, where:

                           OPA = the original principal amount of such Buy-Out Note;

                           PCSV = the Common Stock Value used in the determination of the original principal amount of such Buy-Out Note;

                           LCSV = the lowest Common Stock Value in effect on the Original Issue Date and each anniversary thereof occurring on or prior to the date of determination; and

                           P = the cumulative total of principal payments made in such Buy-Out Note repaid prior to the applicable Principal Adjustment Date;

                           and such adjusted principal amount shall thereupon be payable in equal annual installments (plus accrued and unpaid interest thereon) commencing on such Principal Adjustment Date and thereafter on each subsequent anniversary of its Original Issue Date (subject to further adjustment as provided above) through its stated maturity (subject to adjustment as provided below); provided further, that in the event that the foregoing principal adjustment formula yields a negative number, the Buy-Out Note shall thereupon automatically be deemed to be paid in full and the Shareholder shall not be obligated to repay any such negative balance to the Company; and provided further, that if on any principal repayment date, after taking into account the outstanding principal amount of and all accrued interest on all Buy-Out Notes, there exists, or payment of such principal or accrued interest would result in, an event of default (or an event which with notice or lapse of time or both would constitute an event of default) under any Indebtedness of the Company or any of its Subsidiaries, or such payment of principal or accrued interest would otherwise be prevented by law, the principal amount and accrued interest otherwise payable on such payment date shall not be paid and such accrued and unpaid interest shall be added to the principal amount of such Buy-Out Note, which shall thereafter be payable in equal annual installments (plus accrued and unpaid interest thereon) on each remaining anniversary of its Original Issue Date through its stated maturity, which stated maturity shall automatically be extended for one (1) full year each time that repayment of the principal amount of such Buy-Out Note is not required to be made on a principal repayment date due to the circumstances described in this proviso.

                  "Call Multiple" means 4.8 or such other number as agreed to by written amendment to this Agreement entered into by all parties hereto.

                  "Call Notice" has the meaning set forth in Section 5.4 hereof.

                  "Call Right" has the meaning set forth in Section 5.4 hereof.

                  "Called Shares" has the meaning set forth in Section 5.4 hereof.

                  "Common Stock" means the common stock, no par value, of the Company.

                  "Common Stock Value" means, as of the last day of each fiscal quarter of the Company, the result obtained by dividing:

(a)      the result obtained by multiplying the Call Multiple by

         (I)      the amount by which the sum of

                  (i) Pro Forma Consolidated Cash Flow for the trailing four (4) fiscal quarters, plus

                  (ii) the aggregate exercise price payable in respect of all outstanding in-the-money options to purchase Common Stock, plus or minus

                  (iii)    Net Working Capital, excluding

                                    (w)  (to the extent included in determining
                                         Net Working Capital) any life insurance
                                         proceeds attributable to the
                                         Shareholder with respect to whom the
                                         determination of Common Stock Value is
                                         being made,

                                    (x)  assets held for sale,

                                    (y)   insurance costs and

                                    (z)  (to the extent reflected in clause
                                         (II) below) Indebtedness, plus

                  (iv) any dividends or distributions payable in cash or in kind with respect to the Common Stock (with the value of any in-kind dividends or distributions being as determined by the Board) that are declared on or before the last day of such fiscal quarter but the record date for which occurs after the closing of the purchase of Shares from the Shareholder with respect to whom the determination of Common Stock Value is being made, minus

                  (v) any dividends or distributions payable in cash or in kind with respect to the Common Stock (with the value of any in-kind dividends or distributions being as determined by the Board) that are declared after the last day of such fiscal quarter but the record date for which occurs before the closing of the purchase of Shares from the Shareholder with respect to whom the determination of Common Stock Value is being made, exceeds

         (II)     Indebtedness,

by


(b) the total number of outstanding shares of Common Stock plus the outstanding in-the-money options.

For purposes of the foregoing, "in-the-money" options shall be determined by reference to the Common Stock Value in effect immediately prior to the determination.

                  "Company" means, prior to the Effective Time, Merger Corp., and following the Effective Time, QDI.

                  "Consolidated Cash Flow" means, for any period for which the amount thereof is to be determined, Consolidated Net Income for such period, plus (to the extent deducted in determining Consolidated Net Income and without duplication to adjustments to net income (determined in accordance with GAAP) made in the determination of Consolidated Net Income) (i) provisions for any Federal, state or local taxes during such period, (ii) interest expense during such period, (iii) depreciation and amortization during such period and (iv) other non-cash income or expenses during such period.

                  "Consolidated Net Income" means, for any period for which the amount thereof is to be determined, the net income (or net losses) of the Company and its Subsidiaries on a consolidated basis as determined in accordance with GAAP after deducting, to the extent included in computing said net income and without duplication, (i) the income (or deficit) of any Person (other than a Subsidiary) in which the Company or any of its Subsidiaries has any ownership interest, except to the extent that any such income has been actually received by the Company or such Subsidiary in the form of cash dividends or similar cash distributions, (ii) any income (or deficit) of any other Person accrued prior to the date it becomes a Subsidiary of the Company or merges into or consolidates with the Company or another of its Subsidiaries, (iii) the gain or loss (net of any tax effect) resulting from the sale, exchange or disposal of any capital assets, (iv) any gains or losses, or other income (net of any tax effect in respect thereof) which is nonrecurring or otherwise properly classified as extraordinary in accordance with GAAP), (v) income resulting from any reappraisal, reevaluation or write-up of any assets, (vi) any portion of the net income of the Subsidiaries which for any reason is not available for distribution, and (vii) the proceeds of any life insurance policy on the life of any officer, director or employee of the Company or any of its Subsidiaries.

                  "Currency Notice" has the meaning set forth in Section 5.6 hereof.

                  "Drag Along Notice" has the meaning set forth in Section 5.4 hereof.

                  "Drag Along Purchaser" has the meaning set forth in Section
5.4 hereof.

                  "Drag Along Sale" has the meaning set forth in Section 5.4 hereof.

                  "Dragging Shareholder" has the meaning set forth in Section
5.4 hereof.

                  "Effective Time" means the time at which the Merger becomes effective in accordance with the Merger Agreement.

                  "Electing Shareholder" has the meaning set forth in Section
5.3 hereof.

                  "Employee Incentive Plan" has the meaning set forth in Section 3.2(c) hereof.

                  "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

                  "Founding Shareholders" means Daniel B. Fitzpatrick, Gerald O. Fitzpatrick, James K. Fitzpatrick, Ezra H. Friedlander, John C. Firth and William R. Schonsheck, collectively.

                  "GAAP" means U.S. generally accepted accounting principles as in effect on the date of this Agreement except that the effect of consolidating the financial statements of any affiliated real estate entitles with the Company's financial statements shall be excluded so long as (i) none of the Company nor its subsidiaries guarantees any of such affiliates' debt, (ii) the Company does not control a majority of the voting securities of such affiliate, and (iii) the Company does not own any equity of such affiliate. Whenever any accounting term is used herein which is not otherwise defined, it shall be interpreted in accordance with GAAP.

                  "Indebtedness" means and includes, as of any date as of which the amount thereof is to be determined, (i) all obligations of the Company and its Subsidiaries for borrowed money or which has been incurred in connection with the acquisition of property; (ii) all indebtedness, liabilities and other obligations of the Company and its Subsidiaries arising under any conditional sale or other title retention agreement, whether or not the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property; (iii) all net obligations of the Company and its Subsidiaries in respect of rate hedging obligations; and (iv) all capital lease obligations of the Company and its Subsidiaries.

                  "Merger" has the meaning set forth in the recitals.

                  "Merger Agreement" has the meaning set forth in the recitals.

                  "Merger Corp." has the meaning set forth in the recitals.

                  "Net Working Capital" means, as of any date as of which the amount thereof is to be determined, the amount of current assets minus current liabilities of the Company and its Subsidiaries on a consolidated basis as determined in accordance with GAAP plus the following amounts in the following fiscal years:

                                    Fiscal 2005      $7,000,000
                                    Fiscal 2006      $5,000,000
                                    Fiscal 2007      $3,000,000
                                    Fiscal 2008
                                      and thereafter        -0-

                  "Offer Notice" has the meaning set forth in Section 5.2(a)(i) hereof.

                  "Offer Period" has the meaning set forth in Section 5.2(a)(i) hereof.

                  "Offered Shares" has the meaning set forth in Section 5.2(a)(i) hereof.

                  "Offeree" has the meaning set forth in Section 5.2(a)(i) hereof.

                  "Offering Terms" has the meaning set forth in Section 5.2(a)(i) hereof.

                  "Offeror" has the meaning set forth in Section 5.2(a)(i) hereof.

                  "Original Issue Date" means, with respect to any Buy-Out Note, the date of the original issuance of such Buy-Out Note.

                  "Original Shareholders Agreement" has the meaning set forth in the recitals.

                  "Permitted Transferees" means (i) any individual Shareholder or (ii) a trust which such Shareholder is the sole trustee and which has no principal beneficiaries other than such Shareholder and/or any spouse, child, parent, sibling or grandchild of such Shareholder.

                  "Person" means an individual, partnership, corporation, unincorporated organization, joint stock company, limited liability company, trust or joint venture, or a governmental agency or political subdivision thereof.

                  "Pro Forma Consolidated Cash Flow" means, for any period for which the amount thereof is to be determined, Consolidated Cash Flow during such period; provided that (i) in respect of any acquisition consummated during such period, Consolidated Cash Flow shall be calculated as if such acquisition had occurred on the first day of such period, (ii) in respect of any restaurant first opened during such period, Consolidated Cash Flow shall be calculated on an annualized basis as if such property had been in operation for the entire period, and (iii) in respect of any dispositions consummated during such period, Consolidated Cash Flow shall be calculated as if such disposition had occurred on the first day of such period.

                  "Purchaser" has the meaning set forth in Section 5.3.

                  "Put Notice" has the meaning set forth in Section 5.5 hereof.

                  "Put Right" has the meaning set forth in Section 5.5 hereof.

                  "Put Shares" has the meaning set forth in Section 5.5 hereof.

                  "QDI" has the meaning set forth in the recitals.

                  "SEC" means the United States Securities and Exchange Commission, or any other Federal agency at the time administering the Securities Act or the Exchange Act.

                  "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

                  "Shareholders" means each party (other than the Company) named on the signature pages to this Agreement and any other Person who is a transferee of Shares, whether from another Shareholder or from the Company, who is required by this Agreement to agree to be bound by the terms and conditions of this Agreement. The term "Shareholder" means any one of the Shareholders and, in the case of a Shareholder who is a natural person, the term "Shareholder" also includes such Shareholder's legal representatives, executors or administrators when the context so requires.

                  "Shares" means shares of Common Stock. For purposes of this Agreement, all references to the number of Shares owned or held by any Shareholder shall, with respect to a Shareholder who owns or holds shares of restricted Common Stock or any securities convertible into or exchangeable for or representing the right to purchase shares of Common Stock, be deemed to be a reference to the number of shares of Common Stock into which the shares of restricted Common Stock or other such securities owned or held by such Shareholder are then convertible or exchangeable. Any percentage of the outstanding Shares as of a specified date referred to herein shall be computed on the basis that each share of restricted Common Stock or any such securities represents the number of shares of Common Stock into which it is then convertible or exchangeable in accordance with its terms.

                  "Subsidiary" means any Person in which the Company, directly or indirectly through Subsidiaries or otherwise, beneficially owns more than fifty percent (50%) of either the equity interests in, or the voting control of, such Person.

                  "Tag Along Notice" has the meaning set forth in Section 5.3 hereof.

                  "Tag Along Right" has the meaning set forth in Section 5.3 hereof.

                  "Tag Along Sale" has the meaning set forth in Section 5.3 hereof.


                                   ARTICLE II

                               PRE-MERGER MATTERS

                  SECTION 2.1. JOINT FILING OF SCHEDULE 13D. Each Shareholder will cooperate in the filing of any amendments to the joint Schedule 13D filed by the Founding Shareholders (other than William R. Schonsheck) on June 15, 2004 with the SEC under the Exchange Act.

                  SECTION 2.2. ACTIONS WITH RESPECT TO MERGER CORP. Each Shareholder will use his respective reasonable best efforts and cooperate with each other with respect to the structuring, financing and implementation of the Merger. To that end, each Shareholder will contribute to Merger Corp. all of his right, title and interest in any Shares owned by such Shareholder or any of his Affiliates (excepting only those "exempt shares" as reflected on Annex A hereto), free and clear of any lien, in exchange for a proportionate number of shares of common stock of Merger Corp. In the Merger, the outstanding shares of common stock of Merger Corp. will be exchanged for an equal number of Shares.

                  SECTION 2.3. PERMISSION TO DISCLOSE; PUBLICITY. Each Shareholder agrees that the Company and the Shareholders may publish and disclose in any documents filed with any governmental or regulatory authority in connection with any of the transactions contemplated by this Agreement or the Merger Agreement, including in any Schedule 14A, Schedule 14C, Schedule 13E-3 or Form 8-K filed in connection with the Merger or any of the other transactions contemplated by this Agreement or the Merger Agreement, his identity and ownership of Common Stock and the nature of his commitments, arrangements and undertakings contained in this Agreement.

                  SECTION 2.4. OWNERSHIP OF STOCK. Each Shareholder is and at all times through the closing of the Merger will be the owner, beneficially and of record, of the number of Shares set forth on Annex A hereto, free and clear of any lien, and will transfer to Merger Corp. good and valid title to such Shares (excepting only those "exempt shares" as reflected on Annex A hereto) free and clear of any lien.

                  SECTION 2.5. WAIVER OF APPRAISAL RIGHTS. Each Shareholder hereby waives any rights of appraisal or rights to dissent from the Merger that he may have under applicable law or otherwise.

                                   ARTICLE III

                             ORGANIZATIONAL MATTERS


                  SECTION 3.1. JOINDER OF QDI. Immediately following the Effective Time, the Shareholders will cause QDI to execute an instrument providing for QDI to be substituted for Merger Corp. as "the Company" under, and for all purposes of, this Agreement as though QDI were an original signatory hereto.

                  SECTION 3.2. ORGANIZATIONAL DOCUMENTS; DIRECTORS; EQUITY PLAN. The Shareholders acknowledge and agree that, immediately following the Effective Time, (a) the Certificate of Incorporation and the Bylaws of the Company shall be in such forms as provided in the Merger Agreement ; (b) the Board will consist of six (6) directors, with each of the Founding Shareholders serving initially as a director; and (c) the Board will adopt an Employee Incentive Plan providing for the granting of equity incentive compensation awards representing a maximum issuance of 1,500,000 shares (subject to adjustment for stock splits, stock dividends, recapitalizations and other similar changes to the Common Stock) of Common Stock (the "Employee Incentive Plan").

                  SECTION 3.3. FURTHER ASSURANCES. Each of the Shareholders shall vote (or cause to be voted) all of the Shares owned by such Shareholder, and otherwise use all commercially reasonable efforts, to carry out and give effect to the provisions of this Article III.


                                   ARTICLE IV

                         SIGNIFICANT BUSINESS DECISIONS

                  SECTION 4.1. ISSUANCE OF CAPITAL STOCK. Notwithstanding that no vote may be required, or that a lesser percentage vote may be specified by law, the Company's Certificate of Incorporation or Bylaws, or otherwise, the Company and the Shareholders agree that, following the Effective Time, the Company shall not issue or sell any shares of capital stock of the Company or any Subsidiary (or any warrants, options or rights to acquire shares of such capital stock or securities convertible into or exchangeable for shares of such capital stock) to any director, officer or other employee of the Company or any of its Subsidiaries without the prior written approval of the holders of at least seventy percent (70%) of the outstanding number of Shares owned by all the Shareholders in the aggregate, except for (i) awards and the exercise thereof in accordance with the terms of the Employee Incentive Plan, and (ii) the sale at fair market value of up to 500,000 newly issued shares to employees of the Company. No additional awards or grants shall be made under the Company's 1993 Stock Option and Incentive Plan, 1997 Stock Option and Incentive Plan, 1993 Outside Directors Plan or 1999 Outside Directors Plan following the Effective Time, but the terms and conditions of existing awards may be modified.

                  SECTION 4.2. MERGER TRANSACTION. Notwithstanding that no vote may be required, or that a lesser percentage vote may be specified by law, the Company's Certificate of Incorporation or Bylaws, or otherwise, the Company and the Shareholders agree that, following the Effective Time, any proposed merger or consolidation of the Company with, or sale of all or substantially all of the assets of the Company to, an entity that is an Affiliate of a Shareholder shall require the prior written approval of the holders of at least seventy percent (70%) of the outstanding number of Shares owned by all the Shareholders in the aggregate.

                  SECTION 4.3. ACCESS TO INFORMATION. The Company shall provide the Shareholders with as much advance notice as is reasonably practicable (and in any event not less than five (5) Business Days notice) with respect to any approval required pursuant to Section 4.1 or Section 4.2, and to furnish such Shareholders with all information that may be reasonably requested by any of them to enable them to determine whether to grant or withhold such approval.

                  SECTION 4.4. DETERMINATION OF COMMON STOCK VALUE. The Company will, as soon as reasonably practicable following the last day of each fiscal quarter of the Company (beginning with the fiscal quarter in which the Effective Time occurs), cause the Common Stock Value to be determined as of the last day of such fiscal quarter. The Common Stock Value as so determined shall remain in effect through the last day of the next succeeding fiscal quarter.


                                    ARTICLE V

                               TRANSFERS OF SHARES

                  SECTION 5.1. RESTRICTIONS ON TRANSFERS AND NEW SHARE ISSUANCES. (a) Each Shareholder, severally and not jointly, agrees and acknowledges that such Shareholder will not, directly or indirectly, offer, sell, assign, pledge, encumber or otherwise transfer or dispose of any Shares or any interest therein to any Person unless (i) such offer, sale, assignment, pledge, encumbrance or other transfer is (w) to the Company, (x) to any of such Shareholder's Permitted Transferees under clause (ii) of the definition thereof; provided that each Permitted Transferee shall be required to take subject to and comply with the provisions of Section 5.8, (y) to another Shareholder in accordance with the provisions of Section 5.2 or 5.3 or (z) to a Drag Along Purchaser (as defined in Section 5.4), and (ii) unless waived by the Company in writing, such Shareholder shall have furnished the Company with an opinion of counsel or other evidence reasonably satisfactory to the Company to the effect that no registration of such transfer of Shares is required because of the availability of an exemption from registration under the Securities Act and all applicable state securities or "blue sky" laws.

Notwithstanding the foregoing, a Founding Shareholder may grant a security interest in his Shares as collateral security for obligations of such shareholder, provided that such secured party enters into an agreement for the benefit of, and reasonably satisfactory in form and substance to, the Company providing that such pledged Shares shall continue to be subject to all terms and conditions of this Agreement (including following a foreclosure by such institutional lender on such pledged Shares).

                  (b) The Company shall not issue or sell any Shares to any Person (including pursuant to the terms of the Employee Incentive Plan) unless
(i) the certificates representing such Shares bear legends as provided in
Section 5.8 and (ii) such Person shall have executed and delivered to the Company, as a condition precedent to any acquisition of Shares, an instrument in form and substance satisfactory to the Company confirming that such Person takes such Shares subject to all the terms and conditions of this Agreement, and agrees to be bound by the terms of this Agreement as a "Shareholder".

                  (c) The Company shall not transfer upon its books any Shares to any Person except pursuant to a transaction that complies with all the terms and conditions of this Agreement, and any such non-complying transfer shall be null and void.

                  (d) Except as specifically contemplated hereby, no Shareholder shall grant any proxy or enter into or agree to be bound by any voting trust with respect to any Shares nor shall any Shareholder enter into any shareholder or voting agreements or trusts or other arrangements of any kind with any Person with respect to any Shares that would be inconsistent with the provisions of this Agreement (whether or not such agreements and arrangements are with other Shareholders or holders of Shares who are not parties to this Agreement), including but not limited to, agreements or other arrangements with respect to the acquisition, disposition or voting of Shares, nor shall any Shareholder act, for any reason, as a member of a group or in concert with any other Persons in connection with the acquisition, disposition or voting of Shares in any manner that would be inconsistent with the provisions of this Agreement.

                  SECTION 5.2. PERMITTED TRANSFERS.
(a) (i) In the event that any Shareholder or any group of Shareholders acting together pursuant to a common plan or arrangement (individually or collectively, an "Offeror") wishes to sell any or all of the Offeror's Shares to another Shareholder or group of Shareholders acting together pursuant to a common plan or arrangement (an "Offeree"), the Offeror shall first deliver a written notice (an "Offer Notice") to the Company specifying in reasonable detail the number of Shares proposed to be sold (the "Offered Shares"), the identity of the Offeree and the price and the other bona fide terms for such sale (the "Offering Terms"). Such Offer Notice shall constitute an irrevocable offer (subject to the satisfaction of all regulatory requirements) to the Company, for the period of time set forth below, to purchase all, but not less than all, of the Offered Shares on the Offering Terms. The Company may elect to purchase all, but not less than all, of the Offered Shares on the Offering Terms by delivering an irrevocable written notice (subject to the satisfaction of all regulatory requirements) specifying the number of Offered Shares it wishes to purchase (the "Acceptance Notice") to the Offeror within thirty (30) days following receipt of the Offer Notice (the "Offer Period").

             (ii) If an Offeror's offer is not accepted by the Company within the Offer Period for all of the Offered Shares, the Offeror shall be free to sell all, but not less than all, of the Offered Shares not subject to an Acceptance Notice to the Offeree described in the Offer Notice on the Offering Terms, or at prices or terms more favorable to the Offeror than the Offering Terms, subject to compliance (if applicable) with the provisions of Section 5.3; provided that if such sale shall not have been consummated within sixty (60) days after the end of the Offer Period, none of such Offered Shares may be sold to the Offeree described in the Offer Notice and all such Offered Shares shall again be subject to the provisions of this Section 5.2 and may be disposed of only in the manner provided in, and subject to the provisions of, this Section
5.2. It shall be a condition to any purchase and sale of Shares pursuant to this paragraph that the Shares so transferred bear legends as provided in Section 5.8.

         (iii) Subject to compliance with the provisions of Section 5.3 (where applicable), any purchase and sale pursuant to the provisions of Section 5.2(a)(i) shall occur on the date designated by the Company, which date shall be within sixty (60) days following the date of delivery of an Acceptance Notice, at the principal offices of the Company unless otherwise agreed, subject to the satisfaction of all applicable regulatory requirements. At any closing of any such purchase and sale, the Offeror will deliver certificates evidencing the Offered Shares to be so purchased against delivery by the Company of the price included in the Offering Terms. The parties to any such purchase and sale will use their commercially reasonable efforts to accomplish the satisfaction of all applicable regulatory requirements with respect to such purchase and sale, and the date on which such purchase and sale must be completed in accordance with this paragraph will be extended automatically until such time as each applicable governmental or regulatory authority has given a final determination permitting or prohibiting or otherwise denying necessary authorization for such purchase and sale and, in the case of a favorable determination, for an additional five
(5) Business Days.

                  (b) The failure of the Company to exercise its right to purchase Offered Shares under this Section 5.2 in connection with any one Offer Notice delivered by an Offeror will not, in any manner, waive or otherwise impair the rights of the Company to exercise the right to purchase Offered Shares under this Section 5.2 in connection with any subsequent Offer Notice.

                  SECTION 5.3. TAG ALONG RIGHT. In the event that, following compliance with the provisions of Section 5.1 and 5.2, any Offeror proposes to sell, in a single transaction or a series of related transactions, to the Company and/or an Offeree (collectively, a "Purchaser") Offered Shares representing ten percent (10%) or more of the Shares then issued and outstanding (a "Tag Along Sale"), such Offeror shall provide notice of such Tag Along Sale to each of the other Shareholders (a "Tag Along Notice") no later than ten (10) Business Days prior to the proposed closing date of such Tag Along Sale, and each of such other Shareholders shall have the right (a "Tag Along Right") to require the Offeror to reduce the number of Offered Shares to be sold by the Offeror to the Purchaser and instead have the Purchaser purchase from each Shareholder electing to exercise a Tag Along Right ("Electing Shareholder"), upon the same terms and conditions as are applicable to the Offeror, that number of Offered Shares derived by multiplying (x) the total number of Offered Shares by (y) the Electing Shareholder's "fractional interest"; provided that such Electing Shareholder shall in no event be required to sell more than, and may limit such Electing Shareholder's exercise of its Tag Along Right to, the Electing Shareholder's "pro rata share" of the Common Stock. For purposes of this Section 5.3, with respect to any Electing Shareholder, the term "fractional interest" means the result, rounded up to the nearest whole number, obtained by dividing (a) the total number of Shares owned by such Electing Shareholder by (b) the sum of the total number of Shares owned by all Electing Shareholders and the Offeror, and the term "pro rata share" means the result rounded down to the nearest whole number, obtained by dividing (c) the total number of Shares owned by such Electing Shareholder by (d) the total number of issued and outstanding shares of the Company. Each Electing Shareholder shall give written notice of such Electing Shareholder's election to the Offeror no later than five (5) calendar days after such Electing Shareholder's receipt of a Tag Along Notice. The provisions of this Section 5.3 shall not apply to purchases of Shares by the Company pursuant to Section 5.5 or 5.6.

                  SECTION 5.4. DRAG ALONG RIGHT. In the event that any Shareholder or any group of Shareholders acting together pursuant to a common plan or arrangement (individually or collectively, a "Dragging Shareholder") proposes to sell, in a single transaction or a series of related transactions, to any purchaser other than (x) the Company, (y) another Shareholder or (z) an Affiliate of another Shareholder or such Dragging Shareholder (a "Drag Along Purchaser"), Shares representing (A) more than fifty percent (50%) of the shares of Common Stock then outstanding and (B) all of such Dragging Shareholder's Shares (a "Drag Along Sale"), such Dragging Shareholder shall provide notice of such Drag Along Sale (a "Drag Along Notice"), no later than ten (10) Business Days prior to the proposed closing date of such Drag Along Sale to each of the other Shareholders, and such other Shareholders shall be required to sell, upon the same terms and conditions as are applicable to the Dragging Shareholder, all of the Shares held by each of them to the Drag Along Purchaser. In connection with a Drag Along Sale, each of the other Shareholders shall be required to: (i) tender all of such Shareholder's Shares required pursuant to the Drag Along Sale (including any certificates representing such Shares), free and clear of any lien, to the Drag Along Purchaser at the closing, (ii) collect directly from the Drag Along Purchaser the price to be paid for the Shares being transferred in the Drag Along Sale and (iii) cooperate in good faith to effect the transfer to the Drag Along Purchaser.

                  SECTION 5.5. COMPANY CALL RIGHT. (a) Subject to the restrictions contained in paragraphs (b) and (c) below, the Company shall have the right (a "Call Right"), exercisable by written notice (a "Call Notice"), to purchase at any time or from time to time all or any part of the Shares (the "Called Shares") held by any Shareholder (including Shares held by any trust that is a Permitted Transferee of such Shareholder under clause (ii) of the definition of "Permitted Transferee"). The price to be paid for any Called Shares shall be the amount determined by multiplying the number of Called Shares by the Common Stock Value in effect on the date of the related Call Notice. The Company shall be permitted to purchase such Shares for cash and/or delivery of a Buy-Out Note for all or a portion of the purchase price.

                  (b) Notwithstanding the provisions of paragraph (a), the Company may exercise the Call Right with respect to any Shareholder only in accordance with the following restrictions:

                  (i) with respect to a Founding Shareholder, the Company may only exercise the Call Right on or after the fifth anniversary of the Effective Time; provided that, if such Founding Shareholder is an employee of the Company or any Subsidiary on the fifth anniversary of the Effective Time, the Company may exercise its Call Right only after the third anniversary of such Founding Shareholder's termination of employment with the Company or any Subsidiary for any reason (whether voluntary or involuntary, for cause or without cause, for good reason or without good reason, including upon disability, but not upon death (in which case the provisions of paragraph (c) below shall instead be applicable));

                  (ii) with respect to any Shareholder, other than a Founding Shareholder, who on the date he or she becomes a Shareholder is an employee of the Company or any Subsidiary, the Company may exercise the Call Right only after (x) such Shareholder's employment with the Company or any Subsidiary terminates for any reason (whether voluntary or involuntary, for cause or without cause, for good reason or without good reason, including upon disability, but not upon death (in which case the provisions of paragraph (c) below shall apply)) or (y) such Shareholder is declared mentally incapacitated or incompetent; and

                  (iii) with respect to any Shareholder not described in paragraph (i) or (ii) above, the Company may exercise the Call Right only on or after the fifth anniversary of the Effective Time.

                  (c) Notwithstanding the provisions of paragraphs (a) and (b) above, the Company shall exercise the Call Right with respect to all Shares owned by any Shareholder (including Shares held by such Shareholder's Permitted Transferees) by delivery of a Call Notice during the one-hundred eighty (180) day period following the death of such Shareholder. The Company may purchase insurance to fund the purchase of any Call Right exercisable upon the death of any Shareholder.

                  (d) The closing date for the purchase of the Called Shares shall occur on the date designated by the Company in the Call Notice, which date shall be within sixty (60) days following the date of delivery of the Call Notice, at the principal offices of the Company unless otherwise agreed; provided that such closing date shall be extended as reasonably necessary to allow the Company to complete its financial statements for the most recently-completed fiscal quarter for purposes of the calculation of Common Stock Value. At any closing, the Shareholder (or the Shareholder's personal representatives, as applicable) will deliver certificates evidencing the Called Shares to be so purchased against delivery by the Company of the purchase price in cash and/or (to the extent required pursuant to the provisions of the last sentence of paragraph (a) above) a Buy-Out Note.

                  SECTION 5.6. SHAREHOLDER PUT RIGHT. (a) Subject to the restrictions contained in paragraph (b) below, each Shareholder shall have the right (a "Put Right"), exercisable by written notice to the President of the Company (a "Put Notice"), to require the Company at any time or from time to time to purchase all or any part of the Shares (the "Put Shares") held by such Shareholder (including Shares held by any trust that is a Permitted Transferee of such Shareholder under clause (ii) of the definition of "Permitted Transferee.". The price to be paid for any Put Shares shall be the amount determined by multiplying the number of Put Shares by the Common Stock Value in effect on the date of the related Put Notice. The Company shall be permitted to purchase such Shares for cash and/or by delivery of a Buy-Out Note for all or a portion of the purchase price.

                  (b) Notwithstanding the provisions of paragraph (a), a Shareholder may exercise the Put Right with respect to his or her Shares only in accordance with the following restrictions:

                  (i) with respect to any Founding Shareholder who is not an employee of the Company or any Subsidiary on the date of this Agreement, such Founding Shareholder may exercise the Put Right only on or after the fifth anniversary of the Effective Time;

                  (ii) with respect to any Shareholder who on the date he or she becomes a Shareholder is an employee of the Company or any Subsidiary, such Shareholder may exercise the Put Right only after (x) such Shareholder's employment with the Company and its Subsidiaries terminates for any reason (whether voluntary or involuntary, for cause or without cause, for good reason or without good reason, including upon disability but not upon death (in which case the provisions of Section 5.5(c) shall apply)) or (y) such Shareholder is declared mentally incapacitated or incompetent; provided that in the case of any Founding Shareholder who is an employee of the Company or any Subsidiary on the fifth anniversary of the Effective Time, such Founding Shareholder may exercise the Put Right specified in the preceding clause (x) only after the third anniversary of such termination of employment; and

                  (iii) in addition to the Put Rights specified in clause (b)(i) and (ii) above, each Shareholder may exercise a Put Right under the following circumstances:

                           (A) by delivery of a Put Notice to the President of
                  the Company during the month of January of each year specifying the number of shares the Shareholder is putting to the Company; provided that in any single fiscal year of the Company, no Shareholder may exercise such Shareholder's Put Right for more than ten percent (10%) of the highest number of Shares owned by such Shareholder since the Effective Time;

                           (B) on or around February 15 of each year, the
                  Company shall advise any Shareholder who has delivered a Put Notice during the preceding January in writing (the "Currency Notice") of the amount of the purchase price that will be paid in cash and/or by delivery of a Buy-Out Note; and

                           (C) the Shareholder shall then have the right,
                  exercisable by written notice to the President of the Company within five calendar (5) days following the Currency Notice, to rescind the Put Notice.

                  (c) The closing date for the sale of the Put Shares shall occur on the date designated by the Company, which date shall be between fifteen
(15) and sixty (60) days following the date of delivery of the Put Notice, at the principal offices of the Company unless otherwise agreed; provided that such closing date shall be extended as reasonably necessary to allow the Company to complete its financial statements for the most recently-completed fiscal quarter for purposes of the calculation of Common Stock Value. At any closing, the Shareholder will deliver certificates evidencing the Put Shares to be so purchased against delivery by the Company of the purchase price in cash and/or a Buy-Out Note for all or a portion of the purchase price.

                  SECTION 5.7. LIFE INSURANCE. Notwithstanding the provisions of Sections 5.5(a) and 5.6(a), if the Company is the owner and beneficiary of any insurance on the life of a deceased Shareholder from whose estate the Company is purchasing Shares which was intended to fund the repurchase of shares of stock of the Company (as distinct, for example, from "key man" insurance), an amount equal to the insurance proceeds received by the Company under the policy shall be paid in cash to the estate of the deceased Shareholder on account of the purchase price of the Shares, and only the balance, if any, may be paid by delivery of a Buy-Out Note. If the insurance proceeds exceed the purchase price of the Shares, the excess shall belong to the Company. Notwithstanding the foregoing, (i) if the Company is prohibited by law from using all or any portion of any such insurance proceeds to purchase the Shares, or (ii) if the use of the insurance proceeds to purchase the Shares would result in an event of default (or an event which with the giving of notice or the lapse of time, or both would constitute an event of default) under any Indebtedness of the Company or any of its Subsidiaries, or (iii) if an event of default exists at the time under any Indebtedness of the Company or any of its Subsidiaries, this Section 5.7 shall apply only to insurance proceeds which the Company is not otherwise prohibited from using to apply on the purchase price of the Shares.

                  SECTION 5.8. LEGEND ON CERTIFICATES. Each outstanding certificate representing Shares that are subject to this Agreement shall bear an endorsement reading substantially as follows:

         THE SECURITIES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933 (AS THEN IN EFFECT), AND IN RELIANCE UPON THE HOLDER'S REPRESENTATION THAT SUCH SECURITIES WERE BEING ACQUIRED FOR INVESTMENT AND NOT FOR RESALE. NO TRANSFER OF SUCH SECURITIES MAY BE MADE ON THE BOOKS OF THE COMPANY UNLESS ACCOMPANIED BY AN OPINION OF COUNSEL, OR OTHER EVIDENCE REASONABLY SATISFACTORY TO THE COMPANY, THAT SUCH TRANSFER MAY BE EFFECTED WITHOUT REGISTRATION UNDER THE SECURITIES ACT OF 1933 (AS AMENDED) OR THAT SUCH SECURITIES HAVE BEEN SO REGISTERED UNDER A REGISTRATION STATEMENT WHICH IS IN EFFECT AT THE DATE OF SUCH TRANSFER.

         THE SALE, ASSIGNMENT, PLEDGE, ENCUMBRANCE OR OTHER TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO THE PROVISIONS OF A SHAREHOLDERS AGREEMENT, DATED AS OF ________, 2005, AMONG THE COMPANY AND CERTAIN HOLDERS OF ITS SECURITIES, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL EXECUTIVE OFFICE OF THE COMPANY.


                                   ARTICLE VI

                              ADDITIONAL AGREEMENTS

                  SECTION 6.1. ACCESS TO FINANCIAL STATEMENTS. The Company will provide the following financial information relating to the Company and its Subsidiaries to the Shareholders:

                  (i) as soon as available after the end of each fiscal year, a true and complete copy of the consolidated balance sheet and the related consolidated statements of operations, shareholders' equity and cash flows of the Company and its Subsidiaries as of and for the fiscal year then ended, together with the notes relating thereto, prepared in accordance with generally accepted accounting principles consistently applied and accompanied by a report thereon by independent public accountants; and

                  (ii) as soon as available after the end of each of the first three fiscal quarters of each fiscal year, a true and complete copy of the consolidated balance sheet and related consolidated statements of operations, shareholders' equity and cash flows of the Company and its Subsidiaries as of and for the period then ended, prepared in accordance with generally accepted accounting principles consistently applied, subject only to normal year-end audit adjustments.

                  SECTION 6.2. PREEMPTIVE RIGHTS. In the event that the Company proposes to sell or otherwise issue additional Shares (including by sale or issuance of securities convertible into or exchangeable for or representing the right to purchase Shares), each Shareholder shall have the right to acquire that number of such Shares (or other securities), at the price and upon the same terms and conditions as such Shares (or other securities) are to be offered or placed by the Company to third parties, as shall enable such Shareholder to maintain the percentage equity interest of such Shareholder in the Company immediately prior to such issuance on a fully-diluted basis (assuming the issuance of all Common Stock reserved for issuance pursuant to Employee Incentive Plan). No such Shares (or other securities) shall be issued by the Company to any Person unless the Company has first offered such Shares (or other securities) to the Shareholders in the accordance with this Section 6.2. This
Section 6.2 shall not apply to (i) the sale or issuance of Common Stock pursuant to the Employee Incentive Plan; (ii) the issuance of Common Stock (or other securities) pursuant to any merger transaction involving the Company or any of its Subsidiaries or as consideration for the acquisition by the Company or any of its Subsidiaries of assets of another business entity, excluding a business entity that is an affiliate of a Shareholder; (iii) any public offering of Common Stock registered under the Securities Act; or (iv) the issuance of any Common Stock pursuant to the exercise, conversion or exchange of any outstanding securities in accordance with their terms (provided that the initial issuance of such securities was subject to this Section 6.2).


                                   ARTICLE VII

                                  MISCELLANEOUS

                  SECTION 7.1. AMENDMENT OF AGREEMENT; TERMINATION. This Agreement may be modified or amended only by a writing signed by (i) the Company, with the approval of a majority of the entire Board, (ii) if such modification or amendment would adversely affect the Shareholders, a majority of the Shareholders (with each Shareholder having one vote for this purpose, regardless of the number of Shares held by such consenting Shareholders), (iii) if such modification or amendment would adversely affect any Shareholder or Shareholders in a manner that does not impact all Shareholders in proportion to their interests in the Company, by such Shareholder or

Shareholders, and (iv) if such modification or amendment changes the Call Multiple, by all Shareholders. This Agreement shall automatically terminate and be of no further force and effect if the Merger Agreement terminates in accordance with its terms prior to the Effective Time.

                  SECTION 7.2. ACTION BY SHAREHOLDERS. Any action required or contemplated by this Agreement to be taken by the Shareholders may be taken by delivery of a written consent executed by one or more Shareholders holding at least the requisite number of Shares required for approval of such action and the Company shall be entitled to rely upon any such written consent without prior notice to or consultation with any Person.

                  SECTION 7.3. NOTICES. All notices, requests, waivers and other communications made pursuant to this Agreement shall be in writing and shall be deemed to have been effectively given (a) when personally delivered to the party to be notified; (b) when sent by confirmed facsimile to the party to be notified at the number set forth below; (c) three (3) Business Days after deposit in the United States mail postage prepaid by certified or registered mail return receipt requested and addressed to the party to be notified as set forth below; or (d) one (1) Business Day after deposit with a national overnight delivery service, postage prepaid, addressed to the party to be notified as set forth below with next-Business-Day delivery guaranteed, in each case as follows: (i) in the case of any Shareholder (other than the Founding Shareholders), to such Shareholder at such Shareholder's address set forth in the stock ledger of the Company; (ii) in the case of the Company, to:

                  Quality Dining, Inc.
                  4220 Edison Lakes Parkway
                  Mishawaka, Indiana 46545
                  Attn: General Counsel

(iii)             in the case of the Founding Shareholders, to:

                  Daniel B. Fitzpatrick
                  c/o Quality Dining, Inc.
                  4220 Edison Lakes Parkway
                  Mishawaka, Indiana 46545

                  Gerald O. Fitzpatrick
                  c/o Quality Dining, Inc.
                  4220 Edison Lakes Parkway
                  Mishawaka, Indiana 46545

                  James K. Fitzpatrick
                  c/o Quality Dining, Inc.
                  4220 Edison Lakes Parkway
                  Mishawaka, Indiana 46545

                  Ezra H. Friedlander
                  State House of Indiana
                  200 W. Washington, Room 416
                  Indianapolis, Indiana 47204

                  John C. Firth
                  c/o Quality Dining, Inc.
                  4220 Edison Lakes Parkway
                  Mishawaka, Indiana 46545

                  William R. Schonsheck
                  14891 N. Northsight
                  Suite 121
                  Scottsdale, Arizona  85260

(iv) and, in the case of any other Shareholder, to the address of such Shareholder set forth in the books and records of the Company maintained for such purpose.


A party may change such party's address for purposes of notice hereunder by giving prior written notice of such change to all other parties in the manner provided in this Section 7.3.

                  SECTION 7.4. BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of the respective successors and assigns of the parties hereto. Without limitation as to any other provision hereof, the rights of each Shareholder under this Agreement shall be assignable to any transferee of Shares held by the Shareholder, provided that the transfer of Shares to such transferee is effected in accordance with the provisions of this Agreement.

                  SECTION 7.5. ENTIRE AGREEMENT; ASSIGNMENT. This Agreement (together with the Annex attached hereto and any documents or agreements specifically contemplated hereby) supersedes all prior discussions and agreements among any of the parties hereto (and their Affiliates) with respect to the subject matter hereof and contains the entire understanding of such parties with respect to the subject matter hereof. This Agreement, and the rights and obligations of the parties hereunder, may not be assigned or transferred, except that the Company's rights and obligations hereunder may be transferred by operation of law and any Shareholder may assign all of his or her rights and obligations under this Agreement in connection with a sale or other transfer of Shares in accordance with the terms of this Agreement.

                  SECTION 7.6. COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be signed by the Company and one or more Shareholders, and all of which are deemed to be one and the same agreement binding upon the Company and each of the Shareholders.

                  SECTION 7.7. HEADINGS. The headings of the various sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of this Agreement.

                  SECTION 7.8. BYLAWS. If and to the extent that any provision of this Agreement conflicts with or is inconsistent with any provision of the Bylaws, such provision of this Agreement shall be controlling and, to the extent practicable, the conflicting or inconsistent provision of the Bylaws shall be construed in a manner consistent with such provision of this Agreement. It is hereby agreed that the Bylaws shall not be amended to be inconsistent with this Agreement.

                  SECTION 7.9. GOVERNING LAW; CONSENT TO JURISDICTION AND SERVICE OF PROCESS. This Agreement shall be governed by and construed in accordance with the laws of the State of Indiana, without regard to its conflicts of law doctrine. Each party hereby submits to the exclusive jurisdiction of the United States District Court for the Northern District of Indiana and of any Indiana State Court situated in St. Joseph County and any judicial proceeding brought against any of the parties on any dispute arising out of this Agreement or any matter related hereto shall be brought in such courts. Each party hereby irrevocably waives, to the fullest extent permitted by law, any objection it may have or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum. Each party hereby consents to process being served in any such proceeding by the mailing of a copy thereof by registered or certified mail, postage prepaid, to the address specified in Section 7.3, or in any other manner permitted by law. EACH PARTY HERETO HEREBY KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVES ANY RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUCH ACTION OR PROCEEDING.

                  SECTION 7.10. INJUNCTIVE RELIEF. It is hereby agreed and acknowledged that it will be impossible to measure in money the damages that would be suffered if the parties to this Agreement fail to comply with any of the obligations imposed on them by this Agreement and that in the event of any such failure, an aggrieved person will be irreparably damaged and will not have an adequate remedy at law. Any such person shall, therefore, be entitled to injunctive relief, including specific performance, to enforce such obligations, and if any action should be brought in equity to enforce any of the provisions of this Agreement, none of the parties hereto shall raise the defense that there is an adequate remedy at law.

                  SECTION 7.11. SEVERABILITY. The invalidity or unenforceability of any provisions of this Agreement in any jurisdiction shall not affect the validity, legality or enforceability of the remainder of this Agreement in such jurisdiction or the validity, legality or enforceability of any provision of this Agreement in any other jurisdiction, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by law.

                  SECTION 7.12. RECAPITALIZATION, ETC. In the event that any capital stock or other securities are issued in respect of, in exchange for, or in substitution of, shares of capital stock of the Company by reason of any reorganization, recapitalization, reclassification, merger, consolidation, spin-off, partial or complete liquidation, stock dividend, split-up, sale of assets, distribution to Shareholders or combination of Shares or any other change in the Company's capital structure, appropriate adjustments shall be made to the provisions of this Agreement so as to fairly and equitably preserve, as far as practicable, the original rights and obligations of the parties hereto under this Agreement.

                  IN WITNESS WHEREOF, the undersigned, thereunto duly authorized, have hereunto set their respective hands as of the day and year first above written.

                                            QDI MERGER CORP.


                                            By: /s/ John C. Firth
                                                ---------------------------
                                                Name: John C. Firth
                                                Title: Executive Vice President


                                            /s/ Daniel B. Fitzpatrick
                                            -------------------------
                                            Daniel B. Fitzpatrick


                                            /s/ Gerald O. Fitzpatrick
                                            -------------------------
                                            Gerald O. Fitzpatrick


                                            /s/ James K. Fitzpatrick
                                            ------------------------
                                            James K. Fitzpatrick


                                            /s/ Ezra H. Friedlander
                                            -----------------------
                                            Ezra H. Friedlander


                                            /s/ John C. Firth
                                            -----------------
                                            John C. Firth


                                            /s/ William R. Schonsheck
                                            -------------------------
                                            William R. Schonsheck

                                                                         ANNEX A

                              STOCK OWNERSHIP TABLE

                             SHARES OF COMMON                    EXERCISABLE OPTION
SHAREHOLDER                       STOCK         EXEMPT SHARES*         SHARES
-----------                  ----------------   --------------   ------------------
Daniel B. Fitzpatrick           3,929,073                0                  0
(together with Fitzpatrick
Properties, LLC)

Gerald O. Fitzpatrick             233,746                0             41,732

James K. Fitzpatrick              347,445                0             42,304

Ezra H. Friedlander               481,031           56,000             20,000
(together with Ezra
Friedlander Charitable
Remainder Unitrust)

John C. Firth                     174,356            4,500            105,736

William R. Schonsheck             545,220          228,388                  0


* Exempt Shares are Shares that will not be contributed to Merger Corp. and will be cashed out in the Merger.